Exhibit 99.1

            PHOENIX COLOR CORP. ANNOUNCES 2003 THIRD QUARTER RESULTS

                                     Three Months Ended September 30,     Nine Months Ended September 30,
                                    ------------------------------------------------------------------------

                                     2003       %      2002       %      2003        %       2002        %
                                    ------    -----   ------    -----   ------     -----    ------     -----
Sales ...........................   $ 38.1    100.0   $ 40.0    100.0   $106.0     100.0    $106.1     100.0
Cost of sales ...................     29.0     76.1     29.0     72.5     83.6      78.9      81.7      77.0
Gross profit ....................      9.1     23.9     11.0     27.5     22.4      21.1      24.4      23.0
Operating expenses ..............      2.8      7.3      5.0     12.5     12.7      12.0      16.3      15.4
Income from operations ..........      6.3     16.6      6.0     15.0      9.7       9.1       8.1       7.6
Interest ........................      3.0      7.9      3.2      8.0      9.2       8.7       9.6       9.0
Other (Income) expense ..........       --       --      0.2      0.5     (0.1)     (0.1)      0.3       0.3
Income (loss) before income taxes      3.3      8.7      2.6      6.5      0.6       0.6      (1.8)     (1.7)
Income tax provision benefit ....       --       --       --       --       --        --      (3.3)     (3.1)
Net income ......................      3.3      8.7      2.6      6.5      0.6       0.6       1.5       1.4

Three Months Ended September 30, 2003 and 2002

      Net sales decreased $1.9 million, or 4.8%, to $38.1 million for the three months ended September 30, 2003, from $40.0 million for the same period in 2002. The decrease occurred primarily as a result of decreased sales volume in the components business unit, which resulted from weakness in the publishing industry. Sales of books increased over the prior year period.

      Gross profit decreased $1.9 million, or 17.3%, to $9.1 million for the three months ended September 30, 2003, from $11.0 million for the same period in 2002. This decrease was primarily the result of decreased sales in the component business unit combined with increases in overhead costs in particular for employee benefits.

      Operating expenses decreased $2.2 million or 44.0% to $2.8 million for the three months ended September 30, 2003, from $5.0 million for the same period in 2002. In October 2003, we settled all lease termination claims and accordingly, reversed $2.2 million of a prior restructuring charge associated with net lease payments. This was partially offset by a charge for the loss on equipment dispositions of $400,000. In 2002 we recognized a lease termination charge of $300,000. Excluding non-recurring charges and the reversal of the previous non-cash restructuring charge, operating expenses decreased $100,000 or 2.1% to $4.6 million for the three months ended September 30, 2003, from $4.7 million for the same period in 2002. The decrease was caused primarily by decreases in selling expenses due to reductions in sales personnel in territories that could not support the personnel.

      Interest expense decreased $200,000 to $3.0 million for the three months ended September 30, 2003, from $3.2 million for the same period in 2002, primarily due to reductions in borrowings under the revolving line of credit and repayment of long term debt.

      For the three months ended September 30, 2003 we did not record an income tax provision due to the expected utilization of certain deferred tax assets not previously benefited. For the three months ended September 30, 2002, we did not record a tax benefit due to the uncertainty of realizing our deferred tax asset.

      Net income increased $700,000 or 26.9% to $3.3 million for the three months ended September 30, 2003, from $2.6 million for the same period in 2002. The change in net income was due to the factors described above.

Nine Months Ended September 30, 2003 and 2002

      Net sales decreased $100,000, or 0.1%, to $106.0 million for the nine months ended September 30, 2003, from $106.1 million for the same period in 2002. The decrease occurred primarily as a result of decreased sales volume in the components business unit, which resulted from weakness in the publishing industry. Sales of books increased over the prior year period.

      Gross profit decreased $2.0 million or 8.2%, to $22.4 million for the nine months ended September 30, 2003, from $24.4 million for the same period in 2002. This decrease was primarily the result of decreased sales in the component business unit combined with increases in overhead costs associated with the repair and maintenance of our equipment and facilities and employee benefits.

      Operating expenses decreased $3.6 million or 22.1% to $12.7 million for the nine months ended September 30, 2003, from $16.3 million for the same period in 2002. In October 2003, we settled all lease termination claims and accordingly, reversed $2.2 million of a prior restructuring charge associated with net lease payments. This was partially offset by a charge for the loss on equipment dispositions of $400,000. In 2002, we recognized a lease termination charge of $1.8 million. Excluding non-recurring charges and the reversal of the previous non-cash restructuring charge, operating expenses remained unchanged at $14.5 million.

      Interest expense decreased $400,000 to $9.2 million for the nine months ended September 30, 2003, from $9.6 million for the same period in 2002, primarily due to reductions in borrowings under the revolving line of credit and repayment of long term debt.

      For the nine months ended September 30, 2003, we did not record an income tax provision due to the expected utilization of certain deferred tax assets not previously benefited For the nine months ended September 30, 2002, we recorded a tax benefit of $3.3 million due to the carryback of net operating losses permitted by the passage of the Jobs Creation and Workers Assistance Act in March 2002.

      Net income decreased $900,000 or 60.0% to $600,000 for the nine months ended September 30, 2003, from $1.5 million for the same period in 2002. The change in net income was due to the factors described above.

Date of conference call:            November 13, 2003
Time of conference call:            1:00 PM EST
Conference call telephone number:   877-716-4286
Pass code:                          LASORSA
Leader's name:                      Louis LaSorsa

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in the call.

Replay telephone number:            888-568-0107

Replay will be available for through November 20, 2003